                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant   [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
    240.14a-12

                                KENNAMETAL INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      N.A.
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     (1) Title of each class of securities to which transaction applies: _______

     (2) Aggregate number of securities to which transaction applies: __________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ____________

     (4) Proposed maximum aggregate value of transaction: ______________________

     (5) Total fee paid: _______________________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: _______________________________________________

     (2) Form, Schedule or Registration Statement No.: _________________________

     (3) Filing Party: _________________________________________________________

     (4) Date Filed: ___________________________________________________________

                                KENNAMETAL INC.
                          LATROBE, PENNSYLVANIA 15650

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS
                          TO BE HELD OCTOBER 24, 2000

To the Shareowners of Kennametal Inc.:

     The Annual Meeting of Shareowners of Kennametal Inc. will be held at the Technology Center, located at 1600 Technology Way (on Route 981 South), approximately 1/4 mile south of its intersection with U.S. Route 30 near Latrobe, Unity Township, Pennsylvania, on Tuesday, October 24, 2000, at 2:00 p.m., to consider and act upon the following matters:

     1. The election of three directors for terms to expire in 2003;

     2. The election of one director for a term to expire in 2002;

     3. The election of auditors for the fiscal year ending June 30, 2001; and

     4. Approval of the Kennametal Inc. 2000 Employee Stock Purchase Plan.

     Shareowners also will be asked to consider such other business as may properly come before the meeting. The Board of Directors has fixed Tuesday, September 5, 2000, as the record date for the determination of shareowners entitled to notice of and to vote at the Annual Meeting.

     IF YOU ARE UNABLE TO ATTEND THE MEETING, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                     David T. Cofer
                                                       Secretary

September 18, 2000

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREOWNERS

                                OCTOBER 24, 2000

     This Proxy Statement is being furnished to the shareowners of Kennametal Inc. (the "Corporation") in connection with the solicitation by the Board of Directors of the Corporation of proxies to be voted at the Annual Meeting of Shareowners which is scheduled to be held on October 24, 2000. Only holders of record of capital stock, par value $1.25 per share, of the Corporation ("Capital Stock") at the close of business on September 5, 2000, will be entitled to vote at the meeting. On that date there were 30,782,894 shares of Capital Stock outstanding and entitled to one vote per share. Any shareowner who executes and returns the proxy may revoke it at will at any time prior to the voting of the proxy, but revocation of the proxy will not be effective until written notice thereof has been received by the Secretary of the Corporation. The proxy may also be revoked by voting in person at the meeting or by delivering a later-dated, signed proxy. The shares represented by all properly executed proxies received by the Secretary in the accompanying form of proxy prior to the meeting and not so revoked will be voted. Where a choice is specified on the form of proxy, the shares will be voted in accordance with the choice made therein. If no such choice is made, the shares will be voted in accordance with the recommendation of the Board of Directors. The form of proxy also confers discretionary authority on the named proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the Annual Meeting of Shareowners. Under Pennsylvania law and the Corporation's Articles of Incorporation and By-Laws, abstentions and broker non-votes will have no effect on matters to be voted on at the Annual Meeting since directors are to be elected by plurality vote and auditors are to be elected and the Kennametal Inc. 2000 Employee Stock Purchase Plan is to be approved by the affirmative vote of at least a majority of the votes cast by shareowners present, in person or by proxy, at the meeting. A majority of the named proxies who shall be present and shall act at the meeting (or if only one shall be present and act, then that one) may exercise all powers granted to them by the proxies solicited hereunder. The address of the principal executive offices of the Corporation is 1600 Technology Way, Latrobe, Pennsylvania 15650, and the date this Proxy Statement was mailed to shareowners was on or about September 21, 2000.

                             ELECTION OF DIRECTORS

     Three directors are to be elected to hold office as Directors of the Second Class for terms of three years and one director is to be elected to hold office as a Director of the First Class for a term of two years until their successors are elected and qualified.

     The owners of Capital Stock have cumulative voting rights in the election of directors. In voting for directors, a shareowner has the right to multiply the total number of shares which the shareowner is entitled to vote by the number of directors to be elected in each class, and to cast the whole number of votes so determined for one nominee in the class or to distribute them among the nominees if more than one nominee is named in such class. Proxies who vote at the meeting on behalf of a shareowner will have the discretion to and may exercise such cumulative voting rights. The three individuals who receive the largest number of votes cast will be elected as Directors of the Second Class.

     The persons named in the enclosed form of proxy were selected by the Board of Directors and have advised the Board of Directors that, unless authority is withheld, they intend to vote the shares represented by them at the meeting for the election of the following nominees named to serve as directors. The nominees for election for terms of three years in the Second Class of Directors are Richard C. Alberding, William R. Newlin and Timothy S. Lucas, who have served as directors since 1982, 1982 and 1998, respectively. The nominee for election for a term of two years in the First Class of Directors is Kathleen J. Hempel, who was elected by the Board of Directors on July 24, 2000 (following the resignation of Robert L. McGeehan as a director on that date) to serve until the next annual meeting of shareowners. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THESE NOMINEES.

     If at the time of the meeting any of the foregoing nominees is not available to serve as a director, an event which the Corporation has no reason to anticipate, the Corporation has been informed that the persons named in the enclosed form of proxy intend to vote the shares represented by them at the meeting for such other person or persons, if any, as may be nominated by the Board of Directors.

     The following table provides certain information concerning each nominee for election as a director and each director whose term of office will continue after the meeting.

                                                     PRINCIPAL OCCUPATION
      NAME, AGE AND YEAR                          AND DIRECTORSHIPS OF OTHER
       FIRST ELECTED (1)                       PUBLICLY-TRADED CORPORATIONS (2)
      ------------------                       --------------------------------
Nominees for Directors of the Second Class Whose Terms Expire in 2003

Richard C. Alberding             Retired, having served as Executive Vice President,
Age: 69                          Marketing and International, of Hewlett-Packard Company (a
Director since 1982              designer and manufacturer of electronic products for
                                 measurement and computation). Director of Walker Interactive
                                 Systems, Inc., Sybase, Inc., Digital Microwave Corp., Paging
                                 Network, Inc., Digital Link Corporation and JLK Direct
                                 Distribution Inc. Former director of Quickturn Design
                                 Systems, Inc. and Storm Technology, Inc.

William R. Newlin(3)             Managing Partner of Buchanan Ingersoll Professional
Age: 59                          Corporation (attorneys at law) since 1980. Managing General
Director since 1982              Partner of CEO Venture Funds (private venture capital
                                 funds). Director of Black Box Corporation, National City
                                 Bank of Pennsylvania, Parker/Hunter Incorporated, ACE*COMM
                                 Corporation and the Pittsburgh Technology Council. Chairman
                                 of the Board of Directors of the Corporation and of JLK
                                 Direct Distribution Inc.

Timothy S. Lucas                 Chairman since 1997 and President and Chief Executive
Age: 44                          Officer since 1990 of MacroSonix Corporation (a developer
Director since 1998              and licensor of resonant macrosonic synthesis (RNS)
                                 technologies).

Directors of the Third Class Whose Terms Expire in 2001

A. Peter Held                    President of Cooper Tools, a division of Cooper Industries,
Age: 56                          Inc. (a manufacturer and marketer of hand tools and
Director since 1995              industrial power tools), having served as Vice President and
                                 General Manager International of its Champion Spark Plug
                                 Division from 1992 to 1994. Director of Loxcreen, Inc.

Aloysius T. McLaughlin, Jr.      Retired, having served as Vice Chairman of Dick Corporation
Age: 65                          (a general contractor) from 1993 to 1995 and as its
Director since 1986              President and Chief Operating Officer from 1985 until 1993.
                                 Director of JLK Direct Distribution Inc.

Larry Yost                       Chairman and Chief Executive Officer of ArvinMeritor, Inc.
Age: 62                          (a provider of components for vehicles), having previously
Director since 1987              served as President, Heavy Vehicle Systems, Rockwell
                                 International Corporation, from November 1994 until March
                                 1997 and as Senior Vice President of the Operations Group of
                                 Allen-Bradley Company until November 1994.

                                                     PRINCIPAL OCCUPATION
      NAME, AGE AND YEAR                          AND DIRECTORSHIPS OF OTHER
       FIRST ELECTED (1)                       PUBLICLY-TRADED CORPORATIONS (2)
      ------------------                       --------------------------------
Directors of the First Class Whose Terms Expire in 2002

Peter B. Bartlett(4)             General Partner of Brown Brothers Harriman & Co. (private
Age: 66                          bankers). Director of Erie Indemnity Company, Erie Life
Director since 1975              Insurance Company and Erie Insurance Company.

Markos I. Tambakeras             President and Chief Executive Officer of the Corporation
Age: 49                          since July 1999. From 1997 to June 1999, served as
Director since 1999              President, Industrial Controls Business of Honeywell
                                 Incorporated (provider of control technologies), having
                                 previously served as President, Industrial Automation and
                                 Control, Honeywell Incorporated from 1995 to 1996 and as
                                 President, Honeywell Asia Pacific in Hong Kong from 1992 to
                                 1994. Director of JLK Direct Distribution Inc.

Nominee for Director of the First Class Whose Term Expires in 2002

Kathleen J. Hempel               From 1992-1997, served as Vice Chairman and Chief Financial
Age: 49                          Officer of Fort Howard Corporation, which merged into Fort
Initially elected                James Corporation (manufacturer, converter and marketer of
July 24, 2000                    sanitary tissue products) having previously served as Senior
                                 Executive Vice President and Vice President of Human
                                 Resources. Director of Oshkosh Truck Corporation, A.O. Smith
                                 Corporation and Whirlpool Corporation.

---------------
(1) Each current director has served continuously since such director was first elected.

(2) Unless otherwise shown in the table, each person named has served in such person's principal occupation during the past five years.

(3) The Corporation engaged Buchanan Ingersoll Professional Corporation, the law firm of which William R. Newlin is Managing Partner, to perform services for the Corporation during fiscal 2000 and fiscal 2001.

(4) The Corporation engaged Brown Brothers Harriman & Co., the banking firm of which Peter B. Bartlett is a General Partner, to perform services for the Corporation during fiscal 2000 and fiscal 2001.

                    BOARD OF DIRECTORS AND BOARD COMMITTEES

     The Corporation's Board of Directors held six meetings during the year ended June 30, 2000. The committees of the Board of Directors include an Executive Committee, an Audit Committee, a Committee on Organization and Compensation (previously named the Committee on Executive Compensation) and a Nominating Committee. Each director attended at least 75% of the meetings of the Board of Directors and any committee of which such director is a member.

     Executive Committee: The Executive Committee met four times during the past fiscal year. The Committee's duties include monitoring performance of the Corporation's business plan, reviewing certain business strategies and reviewing management performance and succession. The following directors currently comprise the Committee: William R. Newlin (Chairman), Peter B. Bartlett and Richard C. Alberding.

     Audit Committee: The Audit Committee met four times during the past fiscal year. The Audit Committee adopted a new Audit Committee charter during the 2000 fiscal year, a copy of which is attached hereto as Exhibit A. The Committee's primary function is to evaluate management's performance of its financial reporting responsibilities including the annual report and proxy materials. The Committee also reviews the internal financial and operational controls of the Corporation, monitors the fees, results and effectiveness of the annual audit and compliance with the Corporation's code of business conduct and the independence of the public accountants. The Committee also reviews compliance with legal and regulatory and employee benefit plan reporting requirements and monitors critical management information systems. The Committee recommends to the Board of Directors for approval by the Board of Directors and the shareowners the election of the independent public accountants. The following directors currently comprise the Committee: Larry Yost (Chairman), A. Peter Held and Aloysius T. McLaughlin, Jr.

     Committee on Organization and Compensation: The Committee on Organization and Compensation met six times during the past fiscal year. The Committee's duties include the setting of compensation rates of the Corporation's officers, the determination of additional compensation, if any, to be awarded to such officers and the administration of the Corporation's stock-based incentive plans. The following directors currently comprise the Committee: Richard C. Alberding (Chairman), Peter B. Bartlett and Aloysius T. McLaughlin, Jr. The report of the Committee on Organization and Compensation appears elsewhere in this Proxy Statement.

     Nominating Committee: The Nominating Committee met once during the past fiscal year. The Committee's duties include recommending to the Board of Directors nominees for directors to be elected at the Annual Meeting of Shareowners or to be elected to fill any vacancies in the Board of Directors which may occur. The Committee considers nominees recommended by shareowners. Pursuant to the By-Laws of the Corporation, shareowner recommendations of nominees for the Board must be submitted in advance of any meeting and must comply with certain requirements set forth in the By-Laws. See "Shareowner Proposals and Nominating Procedures" on page 17 of this Proxy Statement. The following directors currently comprise the Committee: A. Peter Held (Chairman) and Timothy S. Lucas.

     Directors who are not employees of the Corporation each receive compensation from the Corporation for services as a director at an annual rate of $30,000. Members of the Audit Committee and members of the Committee on Organization and Compensation who are not employees of the Corporation each receive additional annual compensation of $4,000. Non-employee directors who are members of the Executive Committee receive a fee of $1,100 per Executive Committee meeting. Non-employee directors who are members of the Nominating Committee receive a fee of $1,000 per meeting. The non-employee members of the Board of Directors were awarded the following stock options during fiscal 2000 for serving on the Board: Messrs. Newlin, Alberding, Bartlett, Held, Lucas, McLaughlin and Yost, 7500 shares each at $26.40625. Under the Deferred Fee Plan for Outside Directors (the "Deferred Fee Plan"), directors are permitted annually to request that the payment of any compensation that may be payable to them for services as a director or committee member be deferred for payment, with interest, at a later time. The deferred payments would be actually funded by a transfer of cash into a deferred compensation trust (a so-called "Rabbi Trust"), administered by an independent trustee, upon the occurrence of a threatened or actual change in control of the Corporation (as defined in the deferred compensation trust agreement). Under the Corporation's Directors Stock Incentive Plan, any director who is not an employee may elect to receive shares of the Corporation's Capital Stock in lieu of all or a portion of any consideration payable for services as a director that is not deferred pursuant to the Deferred Fee Plan. In addition, any director who is not an employee may elect to receive credits, representing shares of the Corporation's Capital Stock ("Stock Credits") or Class A Common Stock of JLK Direct Distribution Inc., a majority-owned subsidiary of the Corporation, with respect to all or a portion of any consideration deferred pursuant to the Directors Stock Incentive Plan. Directors who are not employees of the Corporation also receive $50,000 of life insurance coverage which is paid for by the Corporation. Directors who are employees of the Corporation do not receive any compensation for services as a director or as a member of any committee of the Board of Directors.

                         OWNERSHIP OF CAPITAL STOCK BY
                   DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership of the Corporation's Capital Stock as of June 30, 2000, by each director, each nominee for director, each Named Executive Officer (as hereinafter defined) and all directors and executive officers as a group.

                                                    AMOUNT OF                           TOTAL BENEFICIAL
                                                    BENEFICIAL                           OWNERSHIP AND
NAME OF BENEFICIAL OWNER                         OWNERSHIP (1)(2)   STOCK CREDITS (3)    STOCK CREDITS
------------------------                         ----------------   -----------------   ----------------
Richard C. Alberding...........................        7,987(4)              415               8,402
Peter B. Bartlett..............................        7,800              15,049              22,849
A. Peter Held..................................        7,216               1,306               8,522
Kathleen J. Hempel.............................            0                   0                   0
Timothy S. Lucas...............................        5,000                   0               5,000
Aloysius T. McLaughlin, Jr.....................       27,834               7,489              35,323
William R. Newlin..............................      126,298(5)           20,049             146,347
Larry Yost.....................................        7,000               5,449              12,449
Markos I. Tambakeras...........................      161,615                   0             161,615
H. Patrick Mahanes, Jr.........................      173,743              13,357             187,100
Derwin R. Gilbreath............................       40,938               2,561              43,499
David B. Arnold................................       88,687               6,719              95,406
James R. Breisinger............................       49,592(6)                0              49,592
Richard J. Orwig...............................       19,331              13,230              32,561
Directors and Executive Officers as a Group (20
  persons).....................................      876,990              93,124             970,114

---------------
(1) No individual beneficially owns in excess of one percent of the total shares outstanding. Directors and executive officers as a group beneficially own 3.2% of the total shares outstanding. Unless otherwise noted, the shares shown are subject to the sole voting and investment power of the person named.

(2) The figures shown include 61,667, 120,067, 38,200, 61,056, 30,217 and
    554,540 shares over which Messrs. Tambakeras, Mahanes, Gilbreath, Arnold and Breisinger and all directors and executive officers as a group, respectively, have the right to acquire as of June 30, 2000 or the right to acquire within 60 days thereafter pursuant to the Corporation's stock option plans, and 27,667 and 3,338 shares over which Messrs. Tambakeras and Mahanes, respectively, have sole voting power but no investment power. The figures shown also include 7,000 shares over which each of Messrs. Alberding, Bartlett, Held, McLaughlin and Yost, 5,000 shares over which Mr. Lucas, and 102,000 shares over which Mr. Newlin, respectively, have the right to acquire as of June 30, 2000 or the right to acquire within 60 days thereafter pursuant to the Corporation's stock option plans.

(3) These amounts represent Stock Credits to which non-employee directors are entitled pursuant to the Directors Stock Incentive Plan described on page 4 and to which executive officers are entitled pursuant to the Corporation's Management Performance Bonus Plan.

(4) The figure shown includes 987 shares owned jointly by Mr. Alberding and his wife.

(5) The figure shown includes 2,442 shares owned jointly by Mr. Newlin and his wife and 6,326 shares owned by Mr. Newlin's wife. Mr. Newlin disclaims beneficial ownership of shares owned by his wife.

(6) The figure shown includes 8,000 shares owned jointly by Mr. Breisinger and his wife.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the compensation paid by the Corporation during its last three fiscal years to its Chief Executive Officer, each of the other four most highly compensated executive officers, and one former executive officer (the "Named Executive Officers"), each of whose aggregate direct remuneration exceeded $100,000 during the fiscal year ended June 30, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                    COMPENSATION AWARDS
                                                                                 --------------------------
                                                       ANNUAL COMPENSATION        SECURITIES     RESTRICTED    ALL OTHER
                                                    --------------------------    UNDERLYING       STOCK      COMPENSATION
NAME AND PRINCIPAL POSITION           FISCAL YEAR   SALARY($)(1)   BONUS($)(2)   OPTIONS(#)(3)   AWARDS($)     ($)(4)(5)
---------------------------           -----------   ------------   -----------   -------------   ----------   ------------
Markos I. Tambakeras,                    2000         550,008        562,515              --                      5,100
  President and Chief Executive          1999          60,417        300,000         185,000     2,394,031(6)
  Officer(6)

H. Patrick Mahanes, Jr.,                 2000         370,260        294,000          20,000                     13,204
  Executive Vice President,              1999         329,412        122,500         100,000       625,000(7)     6,050
  Global Strategic Initiatives           1998         325,465        189,997          31,600                      8,450

Derwin R. Gilbreath,                     2000         232,221        187,504          15,000                      6,262
  Vice President,                        1999         208,078              0          32,000                      7,919
  Chief Operating Officer,               1998         185,170         76,903          12,500                      6,824
  Metalworking Solutions
  and Services Group

David B. Arnold,                         2000         247,008        143,750          12,500                     15,738
  Vice President,                        1999         237,864              0          15,000                      8,595
  Chief Technical Officer                1998         242,605        106,375          22,300                      9,243

James R. Breisinger,                     2000         227,337        152,500          15,000                      7,843
  Vice President,                        1999         208,255         68,766          10,000                      6,457
  Chief Operating Officer,               1998         169,364         75,019          10,600                     12,350
  Advanced Materials
  Solutions Group

Richard J. Orwig,                        2000         350,004         40,000              --                     15,755
  Former President and                   1999         333,334         50,000          75,000                      8,964
  Chief Executive Officer,                                                            50,000(8)
  JLK Direct Distribution Inc.(9)        1998         308,464        193,875          31,600                     10,170

---------------
(1) Reflects salary reductions implemented during fiscal 1999 and continued until November 1999 pursuant to a cost containment program.

(2) Includes, for Messrs. Tambakeras, Mahanes, Gilbreath, Arnold and Breisinger, bonuses paid partially or entirely in shares of Capital Stock or in Stock Credits as elected by the individual under the Corporation's Management Performance Bonus Plan. Under the Management Performance Bonus Plan, any portion of a bonus paid in shares of Capital Stock or in Stock Credits was increased by 25% of that value.

(3) Unless otherwise indicated, represents options to purchase shares of the Corporation's Capital Stock.

(4) This figure includes imputed income based upon premiums paid by the Corporation to secure and maintain for certain officers, including all executive officers of the Corporation who elect to participate, a $500,000 term life insurance policy on the life of such officer until he reaches age
    65. For Mr. Orwig and Mr. Arnold, this figure also includes amounts paid for Medicare tax and income tax gross-up on supplemental pension benefit accrual.

(5) This figure includes amounts contributed by the Corporation under its Thrift Plan. Eligible employees may elect to contribute 2% to 12% of their monthly compensation (salary and, if applicable, bonus) to this plan. The Corporation contributes shares of Capital Stock to each participant's account in an amount equal to one-half of that portion of the employee's contribution that does not exceed 6% of the employee's compensation. Contributed sums are invested in proportions as directed by the employee in a fixed income fund, various equity funds (including the Corporation's Capital Stock) and balanced funds (consisting of both equity and fixed-income securities), each managed by investment management companies, and can be withdrawn by the employee only upon the occurrence of certain events. Certain terms of the plan are designed to make available to participants the provisions of section 401(k) of the Internal Revenue Code, as amended (the "Code"), which permit elective employee contributions on a pre-tax basis.

(6) Mr. Tambakeras became President and Chief Executive Officer on July 1, 1999. His employment commenced May 21, 1999. Mr. Tambakeras was granted a restricted stock award for 83,000 shares on May 4, 1999 under the Kennametal Inc. 1999 Stock Plan. The award vests over 24 months in three equal amounts at 8 months, 16 months and 24 months. Dividends will be paid on the shares subject to the award.

(7) Mr. Mahanes was granted a restricted stock award for 30,000 shares on April 26, 1999 under the Kennametal Inc. 1999 Stock Plan. The award vests over three years in equal amounts. Dividends will be paid on the shares subject to the award.

(8) Represents options to purchase shares of the Class A Common Stock of JLK Direct Distribution Inc. ("JLK Common Stock").

(9) Mr. Orwig became President of JLK Direct Distribution Inc. on September 17, 1998. In connection therewith, Mr. Orwig received a loan, for relocation purposes, in the amount of $175,000 which was interest-free until September 10, 1999. The entire amount of the loan, including accrued interest, was repaid in fiscal 2000. Mr. Orwig resigned his position effective May 2, 2000.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Corporation has agreements with Messrs. Arnold, Breisinger, Mahanes and Gilbreath whereby, subject to review by the Board of Directors and a provision for termination without cause by either party upon written notice, each will be employed by the Corporation. The agreements generally provide that the officers will devote their entire time and attention to the business of the Corporation, will refrain during employment and for three years thereafter from competing with the Corporation (unless employment is terminated by the Corporation without cause or following a change in control) and will not disclose confidential or trade secret information belonging to the Corporation. These agreements also require the officers to assign to the Corporation all inventions conceived or made during their employment by the Corporation. The agreements provide for severance payments upon termination of employment occurring either before or after a change in control of the Corporation.

     In the event of termination of his employment by the officer's employer prior to a change in control, each officer would receive as severance pay an amount equal to three months' base salary at the time of such termination. In the event of termination by the officer prior to a change in control, or without good reason following a change in control, no severance payments will be made. In general, in the event of termination of employment after a change in control by the officer for good reason or by the employer other than for cause or disability, each officer would receive as severance pay 2.8 times the sum of (i) his respective annual base salary at the date of termination or, at the officer's election, his salary as of the beginning of the month preceding the month in which the change in control occurs, and (ii) the average of any bonuses which he was entitled to or paid during the three most recent fiscal years ending prior to the date of termination or, at the officer's election, the average of any bonuses which the officer was entitled to or paid for the three fiscal years preceding the fiscal year in which the change in control occurred. In addition, for a three-year period the officer would receive the same medical and group insurance benefits that he received at the date of termination. The officer would also receive three years of additional credit for purposes of computing benefits under the Corporation's supplemental retirement plan.

     The Corporation also has entered into an agreement with Markos I. Tambakeras dated as of May 4, 1999, as amended on March 3, 2000, pursuant to which Mr. Tambakeras serves as President and Chief Executive Officer of the Corporation, effective July 1, 1999. Mr. Tambakeras receives a minimum annual base salary of $550,000 and is eligible to receive future bonuses of not less than $300,000 under the Corporation's bonus plans then in effect. The agreement is for a three-year term. Pursuant to the agreement, Mr. Tambakeras received a $300,000 sign-on bonus (which, at Mr. Tambakeras' request, was paid in shares of Capital Stock pursuant to the terms of the Performance Bonus Plan of 1995), an option to purchase 150,000 shares of Capital Stock at $26.00 per share vesting over a three-year period, a restricted stock grant covering 83,000 shares of Capital Stock vesting over 24 months and certain supplemental retirement benefits.

     The agreement with Mr. Tambakeras provides that if, during the term of the agreement and prior to a change-in-control, Mr. Tambakeras is terminated without cause, or if he terminates the agreement due to the Corporation's breach, he will be entitled to a lump sum payment equal to the greater of the base salary and bonuses that he would have earned during the term or two times his highest base salary plus targeted bonus for the year of termination. In addition, the options and restricted stock awards discussed above would vest. If his employment is terminated after the term by the Corporation prior to a change-in-control and other than for cause, Mr. Tambakeras would receive a lump-sum payment equal to two years' annual base salary at the rate then in effect plus targeted bonus for the year of termination.

     In the event that, at or after a change-in-control and prior to the third anniversary of the date of the change-in-control, Mr. Tambakeras' employment is terminated by him for good reason or by the Corporation other than for cause, or if Mr. Tambakeras terminates his employment during the thirty (30) day period commencing twelve months after the change-in-control, then Mr. Tambakeras would receive a lump sum payment equal to three times his base salary and targeted bonus for the year of termination. Severance payments upon change-in-control would be grossed-up for the excise tax during the three-year term. After the term, payments due on change-in-control would be reduced to avoid implicating the excise tax.

     In connection with Mr. Orwig's departure from JLK Direct Distribution Inc. ("JLK"), the Corporation, JLK and Mr. Orwig entered into a separation agreement. Pursuant to the separation agreement, Mr. Orwig is entitled to receive severance payments equal to the amount of his current base salary, less applicable withholdings and deductions, through November 2, 2001. Until November 2, 2001 or until Mr. Orwig is entitled to or eligible for similar benefits from a new employer, JLK will continue to provide Mr. Orwig with benefits similar to the coverage in place at the time of his departure. If Mr. Orwig is employed by or provides consultation for a competitor on or before November 2, 2001, the payments and benefits described above will cease. Mr. Orwig is also entitled to receive the following payments: (1) a bonus in the amount of $40,000 for fiscal year 2000; (2) up to $25,000 for moving expenses and /or real estate commissions on an after-tax basis, under specified circumstances; and (3) a payment of $26,923 for accrued but unused vacation time. Mr. Orwig will receive credit for employment service under the Corporation's Supplemental Executive Retirement Plan until November 2, 2001. The separation agreement provides that options to acquire JLK Common Stock held by Mr. Orwig will continue to vest through November 2, 2001 and Mr. Orwig may exercise any vested JLK options through February 2, 2002. Additionally, options to purchase the Corporation's Capital Stock ceased to vest on May 2, 2000 and must be exercised by August 2, 2000. In the separation agreement, Mr. Orwig provided JLK and the Corporation with certain business information releases and agreed to certain business information confidentiality and non-competition provisions.

STOCK OPTIONS

     The Kennametal Inc. Stock Option and Incentive Plan of 1992 (the "1992 Plan") provides for the granting of nonstatutory and incentive stock options and share awards covering the lesser of 1,650,000 shares (gross) and 1,109,255 shares (net) of the Corporation's Capital Stock. The Kennametal Inc. Stock Option and Incentive Plan of 1996 (the "1996 Plan") provides for the granting of nonstatutory and incentive stock options and share awards covering 1,500,000 shares of the Corporation's Capital Stock. The Kennametal Inc. 1999 Stock Plan provides for the granting of nonstatutory stock options and share awards covering 600,000 shares of the Corporation's Capital Stock. The Kennametal Inc. Stock Option and Incentive Plan of 1999 (the "1999 Plan") provides for granting non-statutory and incentive stock options and share awards covering 2,500,000 shares of the Corporation's Capital Stock. Although options are still outstanding under the Kennametal Inc. Stock Option and Incentive Plan of 1988 (the "1988 Plan"), no further grants of options may be made under that plan.

     Under each of the plans, the price at which shares covered by an option may be purchased must not be less than the fair market value of such shares at the time the option is granted or, in the case of the non-qualified stock options granted under the 1992 Plan and the 1996 Plan, at not less than 75% of the fair market value. The purchase price must be paid in full at the time of exercise either in cash or, in the discretion of the Committee administering the plan, by delivering shares of the Corporation's Capital Stock or a combination of shares and cash having an aggregate fair market value equal to the purchase price.

     The following table sets forth information concerning options granted to the Named Executive Officers during the fiscal year ended June 30, 2000:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS
                                -------------------------------------------------------
                                  NUMBER OF
                                 SECURITIES      % OF TOTAL
                                 UNDERLYING       OPTIONS      EXERCISE OR                 GRANT DATE
                                   OPTIONS       GRANTED IN    BASE PRICE    EXPIRATION      PRESENT
NAME                            GRANTED(#)(1)   FISCAL YEAR     ($/SHARE)       DATE       VALUE($)(2)
----                            -------------   -----------     ---------       ----       -----------
Markos I. Tambakeras..........          0              -               -             -              -
H. Patrick Mahanes, Jr........     20,000            6.3        26.40625     1/31/2010        162,232
Derwin R. Gilbreath...........     15,000            4.7        26.40625     1/31/2010        121,674
David B. Arnold...............     12,500            3.9        26.40625     1/31/2010        101,395
James R. Breisinger...........     15,000            4.7        26.40625     1/31/2010        121,674
Richard J. Orwig..............          0              -               -             -              -

---------------
(1) Options with respect to the Corporation's Capital Stock were granted with an exercise price equal to the fair market value of the Capital Stock on the date of grant. These options vest in three equal, annual amounts on the first three anniversaries of the date of grant.

(2) Based on the Black-Scholes Option Valuation model adjusted for dividends to determine grant date present value of the options. The Corporation does not advocate or necessarily agree that the Black-Scholes model properly reflects the value of an option. The assumptions used in calculating the option value with respect to the Corporation's Capital Stock include the following: a risk-free interest rate of 6.64% (the rate applicable to a five-year treasury security at the time of the awards); a dividend yield of 2.46% (the annualized yield at the date of grant); volatility of 31.11% (calculated using daily stock returns for the Capital Stock for the five-year period preceding the option award); and a stock price at date of grant of $26.40625 (the exercise price at which these options were granted was equal to the fair market value of the Capital Stock on the date of grant). The value of these options under the Black-Scholes model of option valuation applying the preceding assumptions is $8.1116 per share.

     The following table sets forth information concerning options to purchase the Corporation's Capital Stock held by the Named Executive Officers:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                           NUMBER OF
                                                                          SECURITIES           VALUE OF
                                                                          UNDERLYING          UNEXERCISED
                                                                          UNEXERCISED        IN-THE-MONEY
                                                                       OPTIONS AT FISCAL   OPTIONS AT FISCAL
                                                                         YEAR END (#)        YEAR END ($)
                                    SHARES ACQUIRED        VALUE         EXERCISABLE/        EXERCISABLE/
NAME                                ON EXERCISE (#)     REALIZED ($)     UNEXERCISABLE       UNEXERCISABLE
----                                ---------------     ------------     -------------       -------------
Markos I. Tambakeras.............             0                 -        61,667/123,333           0/0
H. Patrick Mahanes, Jr...........             0                 -        111,734/86,660           0/0
Derwin R. Gilbreath..............             0                 -         34,200/36,300           0/0
David B. Arnold..................             0                 -         56,056/22,500           0/0
James R. Breisinger..............             0                 -         26,884/21,666           0/0
Richard J. Orwig.................             0                 -        105,394/49,999           0/0

RETIREMENT BENEFITS

     The following table indicates, for purposes of illustration, the approximate annual retirement benefits that would be payable at the present time on a straight life annuity basis pursuant to the Kennametal Inc. Retirement Income Plan and the Supplemental Executive Retirement Plan under various assumptions as to salary, bonus and years of service to employees in higher salary classifications. The amounts shown have not been adjusted for Social Security offset.

                               PENSION PLAN TABLE

 ANNUALIZED
   COVERED
COMPENSATION    ANNUAL BENEFIT UPON RETIREMENT WITH YEARS OF CREDITED SERVICE INDICATED
------------    ------------------------------------------------------------------------
                     15             20             25             30             35
                ------------   ------------   ------------   ------------   ------------
 $  100,000       $ 45,000       $ 50,000       $ 55,000       $ 60,000       $ 65,000
    200,000         90,000        100,000        110,000        120,000        130,000
    400,000        180,000        200,000        220,000        240,000        260,000
    600,000        270,000        300,000        330,000        360,000        390,000
    800,000        360,000        400,000        440,000        480,000        520,000
  1,000,000        450,000        500,000        550,000        600,000        650,000
  1,200,000        540,000        600,000        660,000        720,000        780,000
  1,400,000        630,000        700,000        770,000        840,000        910,000

     As of June 30, 2000, the credited years of service under the Retirement Income Plan for the Named Executive Officers were approximately: Markos I. Tambakeras, 1 year; H. Patrick Mahanes, Jr., 15 years; Derwin R. Gilbreath, 6 years; David B. Arnold, 21 years; James R. Breisinger, 21 years; and Richard J. Orwig, 16 years.

     Annualized Covered Compensation (which is the latest base salary plus the average annual bonus over the past fiscal three years as shown in the Summary Compensation Table) as of June 30, 2000, for purposes of the retirement benefits under the Retirement Income Plan and the Supplemental Executive Retirement Plan for the Named Executive Officers, is as follows: Markos I. Tambakeras, $1,112,523; H. Patrick Mahanes, Jr., $664,260; Derwin R. Gilbreath, $419,725;
David B. Arnold, $390,758; James R. Breisinger, $379,837 and Richard J. Orwig, $390,004.

                        REPORT OF THE BOARD OF DIRECTORS
                   COMMITTEE ON ORGANIZATION AND COMPENSATION

EXECUTIVE COMPENSATION PHILOSOPHY

Executive and managerial compensation programs at the Corporation are designed and implemented with certain guiding principles in mind:

     - To link the interests of executives and managers to the interests of the shareowners and other potential investors.

     - To provide incentives for working toward increasing the market value of the Corporation's stock and to increase shareowner value through achieving financial and business objectives.

     - To provide incentives for strategic vision and decision-making that will promote the longer-term health and viability of the Corporation.

     - To provide incentives for innovation, quality management, responsiveness to customer needs, value-added products and services, and an action-oriented approach to opportunities in the marketplace.

     - To attract and retain individuals with the leadership and technical skills required to carry the Corporation forward into the future, given the belief that the Corporation's human resources can provide a competitive advantage in the marketplace.

GENERAL COMPENSATION PLAN DESIGN

Executive and management compensation plans consist of (1) a long-term element,
(2) annual performance rewards, (3) basic compensation, and (4) executive ownership goals.

     - The primary vehicles for providing long-term incentives are the Corporation's stock option plans. The belief is that key executives and certain managers should hold stock options in such quantities as to provide an incentive to make decisions and take actions that will enhance the performance of the Corporation and increase its value. The interests of shareowners and executives are tied together by the market value of the stock.

     - Annual performance rewards include a management performance bonus plan and annual base salary merit increases.

      -- The Prime Bonus Plan for executives and managers is designed to closely tie bonus awards to corporate performance, unit performance, and individual contribution, relative to the Corporation's business plans, and strategies. The Prime Bonus Plan is also intended to maintain management compensation at a competitive level, as indicated by published compensation surveys.

      -- The annual Base Salary Merit Increase Review for executives and managers provides rewards for more qualitative achievements in innovation, quality, service to the customer and leadership. Consideration is given to competitive salary increases that are being awarded by other industrial firms, as indicated by published salary surveys.

     - Basic compensation, for executives, is intended to be competitive in the employment market and is designed to attract, retain and motivate high-quality individuals. Basic compensation includes base salary, flexible and fixed-benefit plans, minor executive perquisites and the Supplemental Executive Retirement Plan.

     - In 1995, executive stock ownership goals were established by the Chief Executive Officer, ratified by the Board of Directors Committee on Executive Compensation and presented to the Board of Directors. The ownership goals are voluntary but very much encouraged.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     - Markos I. Tambakeras became President and Chief Executive Officer on July 1, 1999.

     - Under the plan design of the Prime Bonus Plan for fiscal 2000, a bonus pool was calculated by management and approved by the Board of Directors. Based on specific personal achievements, the Committee recommended a bonus award of $500,000 for Mr. Tambakeras. On July 24, 2000, Mr. Tambakeras' bonus award was approved by the Board of Directors.

COMPENSATION OF EXECUTIVE OFFICERS

     - Stock options were awarded to certain executive officers on February 1, 2000 for the purpose of providing an incentive for managing the continuing performance and value of the Corporation. The awards, as recommended by Mr. Tambakeras, were approved by the Board of Directors Committee on Organization and Compensation on January 24, 2000.

     - Individual executive officer bonus awards were determined by corporate, unit and individual performance as recommended by Mr. Tambakeras, and were approved by the Board of Directors Committee on Organization and Compensation on July 23, 2000.

                                            Committee on Organization and
                                            Compensation:

                                            Richard C. Alberding, Chairman
                                            Peter B. Bartlett
                                            Aloysius T. McLaughlin, Jr.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     The following graph compares cumulative total shareowner return on the Corporation's Capital Stock with the cumulative total shareowner return on the common equity of the companies in the Standard & Poor's Mid-Cap 400 Market Index (the "S&P Mid-Cap"), a peer group of companies determined by the Corporation (the "Old Peer Group") and a new peer group of companies determined by the Corporation (the "New Peer Group") for the period from July 1, 1995 to June 30, 2000.

     The New Peer Group consists of the following companies: Danaher Corp.; Eaton Corp.; Hardinge Inc.; Ingersoll-Rand Company; Kaydon Corp.; Lincoln Electric Holdings Inc.; MascoTech, Inc.; Milacron Inc.; Parker-Hannifin Corp.; and Timken Co. The Corporation has created the New Peer Group for benchmarking its sales and earnings growth, return on invested capital, profitability and asset management.

     The Old Peer Group consists of the following companies: Sames Corporation; Brown & Sharpe Manufacturing Co.; Milacron Inc.; Federal Screw Works Inc.; Federal-Mogul Corp.; Kaydon Corp.; Genesis Worldwide Inc. (formerly, Monarch Machine Tool Company Inc.); Newcor Inc.; Regal-Beloit Corp.; Snap-On Incorporated; SPS Technologies, Inc.; The L. S. Starrett Company; and Timken Co. Gleason Corp. ceased to be a publicly traded entity during fiscal 2000 and, therefore, has been removed from the Old Peer Group for all periods presented. The performance for the Old Peer Group is presented for comparative purposes as required and will not be provided in the future.

                    COMPARISON OF CUMULATIVE TOTAL RETURNS*

                                           OLD PEER GROUP         NEW PEER GROUP          S&P MID-CAP          KENNAMETAL INC.
                                           --------------         --------------          -----------          ---------------
1995                                           100.00                 100.00                 100.00                 100.00
1996                                           112.15                 113.76                 121.58                 100.29
1997                                           157.58                 159.70                 149.95                 129.12
1998                                           181.90                 169.11                 190.66                 127.08
1999                                           147.35                 210.42                 214.63                  97.08
2000                                            85.04                 155.93                 251.07                  68.85

*TOTAL RETURN BASED ON $100 INITIAL INVESTMENT & REINVESTMENT OF DIVIDENDS

     The above graph assumes a $100 investment on July 1, 1995, in each of Kennametal Inc. Capital Stock, the S&P Mid-Cap and the New Peer Group and the Old Peer Group, and further assumes the reinvestment of all dividends.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth each person or entity who may be deemed to have beneficial ownership of more than 5% of the outstanding Capital Stock of the Corporation based upon information publicly available as of June 30, 2000.

                                                                            PERCENT OF
                                                        NUMBER OF          OUTSTANDING
NAME AND ADDRESS                                         SHARES          CAPITAL STOCK(1)
----------------                                        ---------        ----------------
FMR Corp.                                               3,617,497(2)           11.8%
82 Devonshire Street
Boston, Massachusetts 02109-6995

Key Corp.                                               2,594,818(3)            8.4%
127 Public Square
Cleveland, Ohio 44114-1306

---------------
(1) Based on the number of shares outstanding as of September 5, 2000.

(2) FMR Corp. has sole power to vote 25,400 shares. Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 3,524,997 shares. Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 92,500 shares.

(3) Key Corp. has shared power to vote 2,400 shares, sole dispositive power over 2,559,507 shares and shared dispositive power over 79,610 shares.

                              ELECTION OF AUDITORS

     Unless otherwise directed by the shareowners, proxies will be voted for the election of Arthur Andersen LLP as the Corporation's independent auditors for the fiscal year ending June 30, 2001. The affirmative vote of the owners of at least a majority of the shares cast at the meeting is required to elect such firm as auditors. Representatives of Arthur Andersen LLP are expected to be present at the meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ARTHUR ANDERSEN LLP AS THE CORPORATION'S AUDITORS.

         APPROVAL OF KENNAMETAL INC. 2000 EMPLOYEE STOCK PURCHASE PLAN

     On July 24, 2000 the Board of Directors adopted, subject to approval by the Corporation's shareowners, the Kennametal Inc. 2000 Employee Stock Purchase Plan (the "Plan"). The Plan provides a means for employees of the Corporation and of subsidiaries of the Corporation that are designated by the Corporation to participate in the Plan ("Designated Subsidiaries") to purchase the Corporation's Capital Stock at a 15% discount to its fair market value. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE PLAN BE APPROVED BY THE SHAREOWNERS.

     The Board of Directors believes that the Plan will encourage broader stock ownership by employees of the Corporation and of Designated Subsidiaries and thereby provide additional incentive for employees to contribute to the continued profitability and success of the Corporation. The Plan also is intended to benefit the Corporation as a tool for recruiting and retaining high quality employees.

MATERIAL FEATURES OF THE PLAN

     The material features of the Plan are summarized below. The summary is qualified in its entirety by reference to the specific provisions of the Plan, the full text of which is set forth as Exhibit B to this Proxy Statement.

     Shares Subject To The Plan. The aggregate number of shares of Capital Stock that may be issued and purchased under the Plan may not exceed 1,500,000 shares, subject to adjustment in the event of certain changes in the capital structure of the Corporation. Shares needed to satisfy purchases under the Plan may be authorized but unissued shares or previously issued shares reacquired and held by the Corporation.

     Administration. The Plan is administered by a committee appointed by the Board of Directors, except to the extent the Board elects to administer the Plan. The Board or such committee has full power, authority, and discretion to interpret the Plan, adopt rules, regulations and guidelines for administration of the Plan, and make all determinations under the Plan.

     Eligibility. Each employee of the Corporation or a Designated Subsidiary whose customary employment is more than 20 hours per week and is customarily employed more than five months per year, which includes any individual designated as a "full-time employee" or regular part-time employee under the Corporation's Human Resources Department Policy, is eligible to participate in the Plan ("Eligible Employee"), unless such employee owns 5% or more of the total combined voting power or value of all outstanding shares of all classes of securities of the Corporation or any of its subsidiaries. Persons who are not employees of the Corporation or a Designated Subsidiary are not eligible to participate in the Plan. As of September 18, 2000, approximately 9,000 employees were eligible to participate in the Plan.

     Operation Of The Plan. The Plan will be implemented through consecutive "Purchase Periods." Generally, a Purchase Period is a three-month period ending on March 31, June 30, September 30, and December 31. An Eligible Employee who elects to participate in the Plan must enroll prior to the commencement of a "Purchase Period." After initial enrollment in the Plan, a participant will automatically be enrolled for subsequent Purchase Periods through the following December 31, unless the participant withdraws from the Plan.

     Upon enrollment in the Plan, a participant must elect a rate at which he or she will make payroll contributions or direct payments for the purchase of Capital Stock. A participant may elect to make contributions of not more than 15% of such participant's compensation. A participant may prospectively increase or decrease the contribution rate by giving notice to the Corporation.

     At the end of each Purchase Period, all funds accumulated in a participant's account during the Purchase Period will be used to purchase shares of Capital Stock at a purchase price equal to the lesser of 85% of the fair market value of the Capital Stock (a) on the first trading day within the Purchase Period or (b) on the last trading day within such Purchase Period. No participant may purchase under the Plan, together with any other employee stock purchase plans of the Corporation, shares of Capital Stock having an aggregate fair market value in excess of $25,000 in any calendar year.

     As a condition to the purchase of Capital Stock under the Plan, the Corporation may require that a participant agree not to sell, pledge or otherwise transfer the shares within two years of the first day of the Purchase Period or such other period of time as may be determined by administrator of the Plan (the "Holding Period").

     Shares purchased by a participant under the Plan will be held in the Plan until the expiration of the Holding Period applicable to such shares. Dividends paid on Capital Stock held on behalf of participants' will be automatically reinvested in additional shares in the manner prescribed by the Plan Administrator.

     Participants have the right to vote or direct the shares purchased under the Plan and Participants' rights under the Plan are nontransferable except pursuant to the laws of descent and distribution.

     A participant may voluntarily withdraw from the Plan by notifying the Corporation at any time prior to the end of a Purchase Period. Upon withdrawal from the Plan, the participant's option to purchase Capital Stock will terminate, and the entire amount contributed to the Plan by such participant during the Purchase Period will be refunded without interest. If a participant terminates employment with the Corporation for any reason, the participant will be deemed to have withdrawn from the Plan as of the date of such termination of employment.

     Amendment And Termination Of The Plan. The Board of Directors or the Committee may amend the Plan, but must obtain shareowner approval for an amendment to the extent necessary to comply with Section 423 of the Code. The Board or the Committee may terminate the Plan at any time.

FEDERAL INCOME TAX CONSEQUENCES

     A participant who is subject to United States income tax will not incur federal income tax as a result of participation in the Plan nor as a result of the purchase of Capital Stock at the purchase price. A participant who, either through sale, gift or transfer (other than because of a corporate reorganization), disposes of Capital Stock during his or her lifetime at least two years after the first day of the Purchase Period in which the shares were acquired under the Plan at a gain, or dies before disposition of the shares, will recognize (a) ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the Capital Stock at the time of such disposition or death over the amount paid for the Capital Stock or (ii) the excess of the fair market value of the Capital Stock on the first day of the Purchase Period over the price on the first day of the Purchase Period and (b) long-term capital gain equal to the amount by which the sales proceeds exceed the sum of the amount paid for the Capital Stock and the ordinary income recognized in subsection (a). A participant who disposes of such shares before two years have expired will have (a) ordinary income generally equal to the difference between the purchase price and the fair market value of the Capital Stock on the date of purchase and (b) long-term or short-term capital gain (depending on how long the participant held the shares) equal to the amount, if any, by which the sales proceeds exceed the sum of the amount paid for the Capital Stock and the ordinary income recognized in subsection (a). A participant who disposes of Capital Stock during his or her lifetime less than two years after the first day of the Purchase Period in which the shares were acquired under the Plan at a price that is less than the purchase price will not recognize any ordinary income due to the sale, but will have a capital loss equal to the excess of the price paid for the Capital Stock over the sales price.

     The Corporation generally will not be entitled to a business expense deduction in connection with the sale of shares of Capital Stock under the Plan, unless a participant disposes of Capital Stock received under the Plan before expiration of the two-year holding period described above. In that case, the Corporation will be entitled to a compensation expense deduction to the extent ordinary income is recognized by the participant.

     Effective Date and Term. The Plan shall be effective on the date it is approved by shareowners of the Corporation at the annual meeting and unless earlier terminated shall continue in effect until the tenth anniversary of its effective date.

     Vote Required. The affirmative vote of owners of a majority of the shares present and voting at the meeting is required for approval of the Plan, provided that a majority of outstanding shares votes on the matter. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE KENNAMETAL INC. 2000 EMPLOYEE STOCK PURCHASE PLAN.

                   FORM 10-K ANNUAL REPORT TO THE SECURITIES
                            AND EXCHANGE COMMISSION

     COPIES OF THE ANNUAL REPORT (FORM 10-K) OF THE CORPORATION FOR THE FISCAL YEAR ENDED JUNE 30, 2000 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE AVAILABLE TO SHAREOWNERS AFTER SEPTEMBER 28, 2000. A SHAREOWNER MAY OBTAIN ONE WITHOUT CHARGE BY WRITING TO: CHIEF FINANCIAL OFFICER, KENNAMETAL INC., 1600 TECHNOLOGY WAY, P.O. BOX 231, LATROBE, PENNSYLVANIA 15650.

                                 OTHER MATTERS

     The Corporation knows of no other matters to be presented for action at the Annual Meeting. However, the enclosed form of proxy confers discretionary authority with respect to the transaction of any other business that may properly come before the meeting. If any other matters should properly come before the meeting, it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with their best judgment.

     The Corporation will pay the expense in connection with the printing, assembling and mailing of the notice of meeting, this Proxy Statement and the accompanying form of proxy to the owners of Capital Stock of the Corporation. In addition to the use of the mails, proxies may be solicited by directors, officers or employees of the Corporation personally or by telephone or telex or facsimile. The Corporation may request the persons holding stock in their names, or in the names of their nominees, to send proxy material to and obtain proxies from their principals and will reimburse such persons for their expense in so doing. In addition, the Corporation has retained the services of Georgeson Shareholder Communications Inc., a professional soliciting organization, to assist in soliciting proxies from brokerage houses, custodians, nominees, other fiduciaries and other shareowners of the Corporation. The fees and expenses of that firm in connection with such solicitation are not expected to exceed $25,000.

SHAREOWNER PROPOSALS AND NOMINATING PROCEDURES

     Shareowners who intend to submit a proposal for inclusion in the Corporation's 2001 Proxy Statement for consideration at the Annual Meeting of the Shareowners of the Corporation to be held in October 2001, must submit such proposal to the attention of the Secretary of the Corporation at the address of its executive offices no later than May 21, 2001. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission and must contain certain information specified in the By-Laws of the Corporation.

     The By-Laws of the Corporation require that all shareowner proposals to be submitted at the Annual Meeting but not included in the Corporation's Proxy Statement be submitted to the Secretary of the Corporation at the address of its executive offices no earlier than May 1, 2001 and prior to July 1, 2001, together with certain information specified in the By-Laws. The By-Laws of the Corporation also require that nominations for directors to be elected at the 2001 Annual Meeting, other than those made by the Board of Directors, be submitted to the Secretary of the Corporation no earlier than May 1, 2001 and prior to July 1, 2001. The By-Laws require that notice of such nominations contain certain information regarding the nominee and certain information regarding the nominating shareowner. Any shareowner may obtain a copy of the applicable By-Law from the Secretary of the Corporation upon written request.

                                   EXHIBIT A

                            AUDIT COMMITTEE CHARTER

     RESOLVED, that pursuant to Article IV, Section 9 of the By-Laws of this Corporation, a committee of the Board of Directors, designated as the Audit Committee, was formed and charged with assisting the Board of Directors in monitoring (1) the integrity of the financial statements of the Corporation, (2) the compliance by the Corporation with legal and regulatory requirements and (3) the independence and performance of the Corporation's General Auditor and independent public accountants, to be constituted of at least three members of the Board of Directors who shall meet the independence and experience requirements of the New York Stock Exchange, such Committee to be chartered to have the following powers and duties and to report thereon to the Board of Directors and shareowners:

     I. To review and reassess its charter annually and submit any changes to the Board of Directors for approval;

     II. For each fiscal year, to select and recommend employment of, subject to approval of the shareowners (and to replace, where appropriate), independent public accountants to audit the books, records, accounts and financial statements of the Corporation and its subsidiaries;

     III. To review with the independent and public accountants, who shall be accountable to the Board of Directors and the Audit Committee;

          A. the scope of and the audit procedures utilized in their annual audit and quarterly reviews of the Corporation's financial statements;

          B. the Corporation's annual and quarterly financial statements before their release, including significant financial reporting issues and judgements made in connection therewith, as well as changes to the Corporation's accounting principles;

          C. the adequacy of the Corporation's system of internal controls and any recommendations of the independent public accountants with respect thereto; and

          D. any comments they may have on significant issues related to their audit activities, restrictions, if any, imposed on their work and the cooperation they received during the audit;

     IV. To review and approve the fees charged, and the scope and extent of any non-audit services performed, by the independent public accountants and to receive and evaluate at least annually a report from such accountants as to their independence, and to report to the Board of Directors the results of its evaluation;

     V. To review with the Corporation's General Auditor:

          A. the internal audit department's budget and staffing;

          B. the scope of the annual internal audit plan and the results of completed internal audits; and

          C. any comments the General Auditor may have on significant issues related to the internal audit activities or restrictions, if any, imposed thereon.

     VI. To review with the Corporation's Chief Executive Officer, Chief Financial Officer, General Counsel and other management personnel:

          A. the Corporation's annual financial statements before their release, including significant financial reporting issues and judgements made in connection therewith, as well as changes to the Corporation's accounting principles;

          B. significant internal control matters

          C. standards of business conduct policies, compliance by the employees of the Corporation with the Corporation's standards of business conduct policies and other related matters;

          D. financial risk exposures and management's initiatives to monitor and control such exposures;

          E. the appointment of the Corporation's General Auditor; and

          F. other matters within the scope of the Committee's duties.

     VII. To review with the Corporation's Chief Financial Officer, Controller and other management personnel the Corporation's quarterly financial statements before their release, including significant financial reporting issues and judgments made in connection therewith, as well as changes to the Corporation's accounting principles;

     VIII. To meet at least annually with the Corporation's Chief Executive Officer, Chief Financial Officer and General Counsel, the Corporation's General Auditor and the independent public accountants in separate executive sessions;

     IX. To investigate any matter brought to its attention within the scope of its duties and to engage consultants or independent counsel in connection therewith as the Committee deems appropriate; and further

     RESOLVED, that notwithstanding the responsibilities and powers set forth in the foregoing charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles, it being understood that this is the responsibility of management and the independent public accounts, and that it is not the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent public accountants or to assure compliance with laws and regulations and the Corporation's standards of business conduct policies.

                                   EXHIBIT B

                                KENNAMETAL INC.
                       2000 EMPLOYEE STOCK PURCHASE PLAN

     1. PURPOSE. There is hereby established the Kennametal Inc. 2000 Employee Stock Purchase Plan (the "Plan"). The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Capital Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of the Code.

     2. DEFINITIONS.

          (a) "Administrator" shall mean the Board or any committee of the Board as may be appointed by the Board, with such authority and power as the Board may determine, to administer the Plan. The Administrator may, in turn, delegate all or a portion of its authority to one or more individuals to perform administrative functions under the Plan.

          (b) "Board" shall mean the Board of Directors of the Company.

          (c) "Business Day" shall mean a day on which national stock exchanges and the Nasdaq System are open for trading.

          (d) "Capital Stock" shall mean the Capital Stock, par value $1.25 per share of Kennametal Inc.

          (e) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (f) "Company" shall mean Kennametal and any Designated Subsidiary of Kennametal.

          (g) "Compensation" shall mean an Employee's total gross earnings, including commissions, payments for overtime, shift premium, incentive compensation, bonuses and other compensation.

          (h) "Designated Subsidiary" shall mean any Subsidiary which has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan; provided, however, that the Administrator shall not have the power to designate a Subsidiary if such designation would cause the Plan to cease to qualify under Section 423 of the Code.

          (i) "Employee" shall mean any individual who is an Employee of the Company for tax purposes whose customary employment with the Company is at least twenty (20) hours per week and more than five (5) months in any calendar year and shall include individuals designated as "full-time employees" or "regular part-time employees" under the Company's Human Resources Department Policy. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 182 days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 183rd day of such leave.

          (j) "Enrollment Date" shall mean the first day of each Purchase
     Period.

          (k) "Exercise Date" shall mean the last day of each Purchase Period.

          (l) "Fair Market Value" shall mean, as of any date, the mean between the highest and lowest sales prices for the Capital Stock of the Company as reported in the New York Stock Exchange -- Composite Transactions reporting system, or if no sales were made on that date, on the next preceding date on which sales were made.

          (m) "Offering Period" shall mean, except as described below with respect to the first year that the Plan is in effect and for participants who enroll after the first day of an Offering Period, a period of twelve (12) months, commencing on the first Business Day on or after January 1 and terminating on the last Business Day in the period ending the following December 31. During the first year that the Plan is in effect, the first Offering Period shall commence on the date determined by the Plan Administrator and terminate on the last Business Day in the period ending on December 31, 2000. If a participant enrolls after the first day of the Offering Period, the Offering Period for such participant shall commence on the next Enrollment Date and shall terminate on the last Business Day in the period ending the following December 31. The duration of Offering Periods may be changed pursuant to Section 4 of this Plan.

          (n) "Kennametal", shall mean a Kennametal Inc. Pennsylvania corporation, and any successor corporation.

          (o) "Plan" shall mean this Employee Stock Purchase Plan.

          (p) "Purchase Period" shall mean a period of three (3) months within an Offering Period. The duration of Purchase Periods may be changed pursuant to Section 4 of this Plan.

          (q) "Purchase Price" shall mean an amount equal to 85% of the Fair Market Value of a share of Capital Stock on the Enrollment Date or on the Exercise Date for the Purchase Period, whichever is lower; provided, however, that the Purchase Price may be adjusted by the Administrator pursuant to Section 20.

          (r) "Reserves" shall mean the number of shares of Capital Stock covered by each option under the Plan that have not yet been exercised and the number of shares of Capital Stock that have been authorized for issuance under the Plan but not yet placed under option.

          (s) "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by Kennametal or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

     3. ELIGIBILITY.

          (a) Any Employee who shall be employed by the Company on a given Enrollment Date shall be eligible to participate in the Plan.

          (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the
     Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

     4. OFFERING PERIODS AND PURCHASE PERIODS.

          (a) The Plan shall be generally implemented by consecutive Offering Periods until terminated in accordance with Section 20 hereof. The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

          (b) Each full Offering Period shall generally consist of four (4) consecutive Purchase Periods of three (3) months' duration. The last day of each Purchase Period shall be the "Purchase Date" for such Purchase Period. A Purchase Period commencing on January 1 shall end on the next March 31. A

     Purchase Period commencing on April 1 shall end on the next June 30. A Purchase Period commencing on July 1 shall end on the next September 30. A Purchase Period commencing on October 1 shall end on the next December 31. The first Purchase Period of the first Offering Period that the Plan is in effect shall commence on the first Business Day determined by the Plan Administrator and shall end on December 31, 2000. The Administrator shall have the power to change the duration and/or frequency of Purchase Periods with respect to future purchases without shareholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Purchase Period to be affected.

     5. PARTICIPATION.

          (a) An eligible Employee may become a participant in the Plan by completing a subscription agreement (authorizing payroll deductions or electing to pay directly for shares) in the form of Exhibit A to this Plan and filing it with the Company's Human Resources Department or the stock brokerage or other financial services firm designated by the Company prior to the applicable Enrollment Date.

          (b) Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

     6. PAYROLL DEDUCTIONS.

          (a) At the time a participant files his or her subscription agreement, he or she shall elect to either (i) have payroll deductions made on each pay day during the Offering Period in an amount not exceeding 15 percent (15%) of the Compensation that he or she receives on each pay day during the Offering Period, or (ii) if in the discretion of the Administrator, this alternative is then available, make direct payment for shares at the time of option exercise in an amount not exceeding 15 percent (15%) of the aggregate Compensation that he or she receives during the Offering Period.

          (b) All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions or direct payment amount during the Offering Period by completing and filing with the Company a new subscription agreement authorizing a change in payroll deduction rate or direct payment amount or following such other procedure as may be established by the Administrator for this purpose. The Administrator may, in its discretion, limit the number of participation rate or direct payment amount changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five Business Days after the Company's receipt of the new subscription agreement (or such other information or documents as may be required in connection with an alternative procedure approved by the Administrator) unless the Company elects to sooner process a given change in participation. A participant's subscription agreement (or most recent direction) shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

          (c) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant's payroll deductions may be decreased to zero percent (0%) or direct payment amount decreased to $-0- at any time during an Offering Period. Payroll deductions shall recommence at the rate or direct payment elections shall be deemed to have been made, as the case may be, as provided in such participant's subscription agreement at the beginning of the first Offering Period that is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

          (d) At the time the option is exercised, in whole or in part, or at the time some or all of the Company's Capital Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company's federal, state or other tax withholding obligations, if any, that arise upon the exercise of the option or the disposition of the Capital Stock. At any time, the Company shall have the right to withhold from the participant's compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to the sale or early disposition of Capital Stock by the Employee.

     7. GRANT OF OPTION. On each Enrollment Date during the Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date (at the applicable Purchase Price) up to a number of shares of the Company's Capital Stock determined by dividing such Employee's payroll deductions accumulated prior to such Exercise Date and retained in the Participant's account or direct payment made, as the case may be, as of the Exercise Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3(b) and 11. Exercise of the option shall occur as provided in Section 8, unless the participant has withdrawn pursuant to Section 10.

     8. EXERCISE OF OPTION. Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on each Exercise Date of an Offering Period, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account or the direct payment made by the participant, as the case may be. No fractional shares shall be purchased; any payroll deductions accumulated in a participant's account that are not sufficient to purchase a full share shall be retained in the participant's account for the subsequent Purchase Period, subject to earlier withdrawal by the participant as provided in Section 10. Any other funds in a participant's account after the Exercise Date shall be returned to the participant. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by such participant.

     9. DELIVERY AND AUTOMATIC DIVIDEND REINVESTMENT.

          (a) As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall cause shares to be issued for the benefit of the participant or the participant and the participant's spouse and held in the Plan until such time as certificates are delivered pursuant to Section 9(b).

          (b) At any time following the conclusion of the holding period set forth in Section 24 and subject to such terms and conditions as the Administrator may impose, a participant may elect to have the shares held by the Plan on behalf of the participant delivered in certificate form. The delivery of certificates will occur as soon as practicable after receipt of an election notice.

          (c) Prior to the delivery of certificates to or for the benefit of a participant, any and all cash dividends paid on shares of Capital Stock issued under the Plan shall be reinvested to acquire either newly issued shares of Capital Stock or shares of Capital Stock purchased on the open market or otherwise. Purchases of Capital Stock under this Section 9(c) shall be made on such terms and for such prices as may be determined by the Administrator.

     10. WITHDRAWAL.

          (a) A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan or elect not to purchase shares by direct payment, as the case may be, at any time by giving written notice to the Company in the form of Exhibit B to this Plan. All of the participant's payroll deductions credited to his or her account shall be paid to such participant promptly after receipt of notice of withdrawal and such participant's option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. A participant who withdraws from an

     Offering Period shall not participate in a succeeding Offering Period unless such participant delivers to the Company a new subscription agreement.

          (b) A participant's withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the participant withdraws.

     11. TERMINATION OF EMPLOYMENT. Upon a participant's ceasing to be an Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant's account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such participant's option shall be automatically terminated. The Plan does not, directly or indirectly, create in any Employee or class of Employees any right with respect to continuation of employment by the Company or any Subsidiary and it shall not be deemed to interfere in any way with the Company's or any Subsidiary's right to terminate, or otherwise modify, an Employee's employment at any time.

     12. INTEREST. No interest shall accrue on the payroll deductions of a participant in the Plan.

     13. STOCK.

          (a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19, the maximum number of shares of the Company's Capital Stock that shall be made available for sale under the Plan shall be 1,500,000 shares, The Capital Stock to be issued under the Plan may be authorized but unissued shares, treasury shares or shares acquired in the open market or otherwise. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

          (b) The participant shall have no interest or voting right in shares covered by his or her option until such option has been exercised.

     14. ADMINISTRATION. The Plan shall be administered by the Administrator, who shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator or its committee shall, to the full extent permitted by law, be final and binding upon all parties.

     15. DESIGNATION OF BENEFICIARY.

          (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

          (b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such personal representative or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

     16. NON-TRANSFERABILITY OF ACCOUNT. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10.

     17. USE OF FUNDS. All contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such contributions.

     18. REPORTS. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

     19. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, LIQUIDATION, MERGER OR ASSET SALE.

          (a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the Reserves, the maximum number of shares each participant may purchase per Offering Period, as well as the price per share and the number of shares of Capital Stock covered by each option under the Plan that has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Capital Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Capital Stock, or any other increase or decrease in the number of shares of Capital Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Capital Stock subject to an option.

          (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date"), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company's proposed dissolution or liquidation. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10.

          (c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation (a "Corporate Transaction"), each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, each Purchase Period and Offering Period then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date"). The New Exercise Date shall be before the date of the Company's proposed sale or merger. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New

     Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in
     Section 10. For purposes of this Section 19, an option granted under the Plan shall be deemed to be assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporate Transaction, each holder of an option under the Plan would be entitled to receive upon exercise of the option the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to the transaction, the holder of the number of Shares of Capital Stock covered by the option at such time (after giving effect to any adjustments in the number of shares covered by the option as provided for in this Section 19); provided however that if the consideration received in the transaction is not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Capital Stock in the Transaction.

          The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per Share of Capital Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Capital Stock, and in the event of the Company's being consolidated with or merged into any other corporation.

     20. AMENDMENT OR TERMINATION.

          (a) The Administrator may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Administrator on any Exercise Date if the Administrator determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its shareholders. Except as provided in Section 19 and this Section 20, no amendment may make any change in any option theretofore granted that adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

          (b) Without shareholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Administrator shall be entitled to change the Offering Periods or Purchase Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period or Purchase Period or the amount or frequency of direct payments, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Capital Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion are advisable that are consistent with the Plan.

          (c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to: (i) altering the Purchase Price for any Offering Period, including an Offering Period underway at the time of the change in Purchase Price; (ii) shortening any

     Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and (iii) allocating shares. Such modifications or amendments shall not require shareholder approval or the consent of any Plan participants.

     21. NOTICES. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

     22. CONDITIONS UPON ISSUANCE OF SHARES. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, state securities laws, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

     23. TERM OF PLAN. The Plan shall become effective upon the date (the "Effective Date") that the Plan is approved by the shareholders of the Company. The Plan shall continue in effect for a term ending on the first Exercise Date that is more than ten (10) years after the Effective Date, unless sooner terminated under Section 20.

     24. REQUIRED HOLDING PERIOD. As a condition to the exercise of an option, the Company shall be entitled to require that the participant exercising such option (or in the case of the participant's death, his or her successors as provided under the Plan) enter into an agreement pursuant to which the participant agrees not to sell, pledge or otherwise transfer his or her interest in the shares acquired through the exercise of such option within (i) two (2) years of the Enrollment Date on which the option was granted, or (ii) such other period as may be determined by the Administrator. Any such agreement shall be upon such terms and conditions as the Company may specify in such agreement.

PROXY                                                                      PROXY

                                KENNAMETAL INC.

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION

     The undersigned hereby appoints Markos I. Tambakeras, Peter B. Bartlett and Aloysius T. McLaughlin, Jr., and each of them with power of substitution in each, as proxies to represent the undersigned at the annual meeting of the shareowners of Kennametal Inc. to be held at the Technology Center, located on Route 981 South (recently designated "Technology Way"), approximately 1/4 mile south of its intersection with U.S. Route 30 near Latrobe, Unity Township, Pennsylvania, on Tuesday, October 24, 2000 at 2:00 p.m., and at any adjournments thereof, to vote the same number of shares and as fully as the undersigned would be entitled to vote if then personally present (including the power to vote cumulatively in the election of directors as explained in the Proxy Statement) in the manner directed by the undersigned as follows:

     THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED IN
                 ITEMS I AND II, FOR THE ELECTION OF AUDITORS,
                  AND FOR THE APPROVAL OF THE KENNAMETAL INC.
                       2000 EMPLOYEE STOCK PURCHASE PLAN.

                                     (over)


                              FOLD AND DETACH HERE

                                                                                                                     Please mark
                                                                                                                    your votes as
                                                                                                                    indicated in
                                                                                                                    this example [X]

 I. ELECTION OF DIRECTORS FOR TERMS TO       Nominees: Richard C. Alberding, William R. Newlin       III. ELECTION OF AUDITORS
    EXPIRE IN 2003                           and Timothy S. Lucas

     VOTE FOR ALL           WITHHOLD         (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY
    NOMINEES LISTED         AUTHORITY        INDIVIDUAL NOMINEE, WRITE NOMINEE'S NAME ON THE LINE
   (EXCEPT AS SHOWN      TO VOTE FOR ALL     PROVIDED BELOW):
   TO THE CONTRARY)      NOMINEES LISTED                                                                 FOR   AGAINST   ABSTAIN
                                             ____________________________________________________
        [ ]                    [ ]                                                                       [ ]     [ ]       [ ]


 II. ELECTION OF DIRECTOR FOR A TERM TO EXPIRE IN 2002      Nominee: Kathleen J. Hempel              IV. APPROVAL OF KENNAMETAL INC.
                                                                                                         2000 EMPLOYEE STOCK
     VOTE FOR THE           WITHHOLD                                                                     PURCHASE PLAN
    NOMINEE LISTED         AUTHORITY
                         TO VOTE FOR THE                                                                 FOR   AGAINST   ABSTAIN
                         NOMINEES LISTED

        [ ]                    [ ]                                                                       [ ]     [ ]       [ ]


                                                                                This Proxy when properly executed will be voted in
                                                                                the manner directed herein. IF NO DIRECTION IS MADE,
                                                                                THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE
                                                                                NOMINEES IN ITEMS I AND II ABOVE, FOR THE ELECTION
                                                                                OF AUDITORS, AND FOR THE APPROVAL OF THE KENNAMETAL
                                                                                INC. 2000 EMPLOYEE STOCK PURCHASE PLAN. THE PROXIES
                                                                                ARE AUTHORIZED, IN ACCORDANCE WITH THEIR JUDGMENT,
                                                                                TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME
                                                                                BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

SIGNATURE(S) ______________________________ SIGNATURE(S) ___________________________________ Dated: _________________________ , 2000
                     Sign exactly as addressed, but if executed for a corporation, minor, etc., sign that name and signature and capacity of authorized signer.


                                                        FOLD AND DETACH HERE


                                                                 KENNAMETAL INC.

September 18, 2000

Dear Kennametal Inc. Shareowner:

The 2000 Annual Meeting of the Shareowners of Kennametal Inc. will be held at 2:00 p.m. on Tuesday, October 24, 2000, at the Technology Center, located on Route 981 South (recently designated "Technology Way"), approximately 1/4 mile south of its intersection with U.S. Route 30 near Latrobe, Unity Township, Pennsylvania. I cordially invite you to attend.

Whether or not you plan to attend the meeting, please detach the proxy above, complete it, and return it in the enclosed envelope. Your vote is important to us.

Sincerely,


William R. Newlin
Chairman of the Board
Kennametal Inc.